Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of Novellus Systems, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 10, 2011